School Specialty, Inc.	SCHS	Q2 2013 Earnings Call	Nov. 20, 2012
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator:  Good morning and welcome to the School Specialty Second Quarter Fiscal 2013 Earnings Conference Call. As a reminder, this conference is being recorded.

It is now my pleasure to introduce Elizabeth Higashi responsible for School’s Specialty’s Investor Relations. Ms. Higashi, you may begin.

Elizabeth M. Higashi, Head-Media & Investor Relations

Thank you. Good morning, everyone, and welcome to School Specialty’s fiscal 2013 second quarter conference call. Our presenters this morning are President and CEO, Mike Lavelle; and Chief Financial Officer, Dave Vander Ploeg.

I’d like to point out that the presentation this morning will include the use of slides. The slides will be automatically advanced during the presentation and are available on the Investor Relations portion of our website at www.schoolspeciality.com. If you are listening via conference call and have the webcast on mute, there may be a slight delay as the slides change.

Before I turn the call over to Mike, I would like to review our Safe Harbor provision. This presentation may contain statements concerning future results of operations, expectations, plans, or prospects. Such statements are forward-looking statements. Forward-looking statements also include those preceded by or followed by words like anticipate, believe, could, expect, intend, may, should, plan, targets or similar expressions.

These forward-looking statements are based on School Specialty estimates and assumptions as of the date of this presentation, and as such involve uncertainty and risk. These statements are not guarantees of future performance and actual results may differ materially from those contemplated by the forward-looking statements due to a number of factors, including those described in Item 1-A of School Specialty fiscal 2012 Annual Report on Form 10-K.

These factors are incorporated by reference. Except to the extent required under federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

And now, I’d like to introduce our President and CEO, Mike Lavelle. Mike?

Michael P. Lavelle, President, Chief Executive Officer & Director

Thank you, Elizabeth. As you could from our release this morning, our second quarter’s results are beginning to reflect some improvement compared with previous quarter results, primarily reflecting the effect of improved gross margins and impacts on prior-quarter cost actions. And while we typically point out the importance of you in this school season and the entirety of the first six months, I think it’s even more important that we point out our improving quarterly operating trends, despite the challenging environment. We are working hard on our turnaround strategies even as we focus on EBITDA and working capital in the short term.

This morning, I’d like to start by updating you on the overall market and current school environment and then discuss the status of our major turnaround strategies, including our initiatives, the schools in the areas affected by Hurricane Sandy. Then Dave will cover the latest operating results for the quarter and year-to-date results.

Moving on to the industry. School spending trends in 2012 have continued to be challenging this school season. The Association of American Publishers reported year-to-date declines through

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2012 CallStreet	1

School Specialty, Inc.	SCHS	Q2 2013 Earnings Call	Nov. 20, 2012
Company▲	Ticker▲	Event Type▲	Date▲

September of 19%, with sales and adoption states down 25%, and open territory states down 12%. Many of our education peers, primarily those by text book and curriculum markets, continued to report double-digit declines in revenue in their latest quarterly results.

The School Market Research Institute also disclosed a couple of weeks ago that 60% of its survey respondents reported sales declines through September. As you can see from our second quarter results, our revenues declined and our gross margins and operating income percentages improved, particularly in the largest part of our business, Educational Resources, which represents just over 70% of our revenues.

As discussed in previous calls, market headwinds have been more severe than we have anticipated planning for the school year. Our curriculum business, notably our Science division, has the most affected due to delays in the finalization of next-generation science standards with the ways possibly moving into Q1 2013 with the finalization of the standards. School districts contained or withhold spending as the impact from the pending changes to common course standards and general economic conditions remain uncertain.

Again as shown on prior calls, local funding provides approximately 44% of school budgets with state funding providing about 47% and federal funding providing the remaining. While there continues to be mixed forecast of state budgets, some positive news is beginning to pop up around the country. And while per student expenditure is down in some states, overall education budgets are showing signs of growth and property and state tax revenues are beginning to recover in selected markets from post 2008 recession levels.

On the state funding side, Proposition 30 in California was approved by voters. That means about $6 billion annually should be available for educational spending in K-12 and state colleges and universities to spend over the next three years. Oregon also repealed a kicker for corporate tax surpluses, which will mean about $120 million over two years for education and Colorado’s governor proposed the budget to increase K-12 spending by $416 million in the next school year.

At the city and district level, following Hurricane Sandy’s devastation, the city of New York also said that they would provide $200 million for school infrastructure repairs. Although these are isolated in specific states and/or events, their action is moving in the right direction for our market. Looking ahead at the state adoption market and school construction, the adoption market is expected to improve with planned science adoptions. Texas, which hasn’t updated the science curriculum since 1999, has already announced their intention to adopt new curriculum for the 2014 school year.

As you can see, Texas represents over 5 million students in K-12 grades and will be an important contributor to industry sales.

Year-over-year forecast by third-party industry sources show gains in K-12 construction spending for the first time in five years of the school year, and we are hopeful these trends will fuel improving purchases, our classroom supplies and furniture purchases longer term.

Moving onto an update on our turnaround framework, as I had mentioned previously, the selling season has continued to be continue to be a challenge. We are making progress in our turnaround initiatives although we are at different stages of implementation. We continue to integrate our marketing initiatives through a restructuring of product marketing support and branding, and while we are still trying to catch up in terms of product management, we are moving in the right direction.

Pat Collins, our new Senior Vice President of Sales, joined us in early September and has been extremely busy analyzing and planning the implementation of a sales organizational structure and process for the company. We are focused on implementing the changes that will help us improve market share and expand sales where we can achieve our long term goals at double-digit EBITDA margins.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2012 CallStreet	2

School Specialty, Inc.	SCHS	Q2 2013 Earnings Call	Nov. 20, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Another major initiative on the list is business optimization, and we continue to work on programs more cost effectively source the way we buy materials and services. Our analysis of business operations suggests that opportunities exist to buy more effectively and efficiently with benefits to begin to start accruing by next year. And we continue to make progress in expanding our product lines through partnerships with this fall’s launch of in command and partnership with New York University. In addition, we recently find a partnership agreement with Curriculum Concepts International to distribute an early intervention and prevention solution towards student planning and development group.

Lastly, the company is pleased to announce that we’ve engaged Perella Weinberg Partners to help us analyze these matters and provide support in achieving the company’s goals.

With that, I’ll move on to the financial section and pass it onto Dave Vander Ploeg.

David N. Vander Ploeg, Chief Financial Officer & Executive Vice President

Thank you, Mike, and good morning, everyone. As Mike mentioned, we continue to be impacted by a challenging market and for the second quarter just ended total revenues declined 5.8% to $237 million. As you can see from slide 12, Educational Resources revenue was $171 million or about flat with the prior year. Our basic school supplies sales volumes improved while purchases at schools viewed as more discretionary in nature continued to be postponed. During the quarter, online sales were up – were about 36% of educational resources, non-project sales. Accelerated Learning, our curriculum, and student planning business was off nearly 16% compared to the prior year with revenues of $65.6 million. Uncertainty over funding priorities and the finalization of assessments for next generation science standard has many states in a holding pattern before they make any curriculum decisions.

Turning to slide 13, consolidated gross profit was $92.7 million compared with $95.1 million last year or a decline of 2.5%. Consolidated gross margins improved to 39.1%, an increase of 130 basis points, primarily due to strong margin improvement by both Educational Resources and Accelerated Learning. Educational Resources improved second quarter gross margin by 250 basis points to 33.4% following a 240-basis point improvement in the first quarter. Positive pricing and disciplined cost management continued to drive these favorable results. Despite revenue declines, accelerated learning gross margins improved to 54% in the quarter from 52.3% or an improvement of 170 basis points over the prior year. Reading, Health, and the Agenda businesses, all improved year-over-year, driven primarily by favorable product mix in the quarter. And on a consecutive basis, as you see on slide 14, we have been making progress overall for the last three quarters, and on a trailing 12-month basis have increased gross margin by 70 basis points.

On the next slide you can see that selling, general, and administrative expenses decreased 8.2% to $67.4 million compared with $73.4 million last year. The improvement was primarily related to lower employee cost, reflecting a 10% decline in our average head count and restructuring cost savings compared with last year’s fiscal quarter. In addition, the company benefited from variable cost savings related to this lower volume.

During the current quarter, we received a $3 million settlement of the note issued to the company in the divestiture of a business back in 2008. The payment related to a long-term asset, which resulted in an impairment charge of $1.4 million. This activity brings closure to certain divestiture activities dating back four years.

Interest expense for the quarter was $9.3 million compared with $6.9 million in the previous year. This increase is largely driven by higher interest rates on our term loan and a pre-payment charge on the term-loan principal payment. The provision for income taxes in fiscal 2013 was $343,000

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2012 CallStreet	3

School Specialty, Inc.	SCHS	Q2 2013 Earnings Call	Nov. 20, 2012
Company▲	Ticker▲	Event Type▲	Date▲

compared with $6 million last year. The decline in taxes was related to projected tax losses for the current year in combination with tax valuation allowances recorded in the fourth quarter of last year. The decrease in tax expense of about $5.5 million dollars amounted to approximately $0.30 per diluted share.

Net income increased 59% to $14 million compared with $8.9 million last year. Diluted earnings per share in this year’s second quarter increased 60% to $0.75 versus $0.47 in the prior year. EBITDA, defined as earnings before interest, taxes, depreciation, amortization and impairment charges, increased 9.3% to $34.2 million.

Now for a quick review of the year-to-date results, let’s turn to slide 16. Revenues for the six months declined 7.3% to $489 million, a decline of $38.5 million dollars from the prior year. Nearly two-thirds of the decline was related to the slowdown in curriculum sales within the Accelerated Learning Group, primarily due to postponements of purchasing by districts awaiting further clarification of assessments for certain core subjects. This revenue decline was comparable to other curriculum providers. Educational Resources, which represents 70% of our revenue, declined 4% for the six months. Our online business continues to grow with total revenues up 8% year-to-date and now accounts for about 36% of our non-project sales.

On the next slide, you can see that gross profit for the six months declined about 5% as the decline of $12.7 million in Accelerated Learning offset the $3.7 million improvement in gross profit by Educational Resources, which benefited from the previously discussed pricing and costing actions implemented earlier in the year.

Slide 18 summarizes our six-month results at a glance. SG&A expenses declined 7%, consistent with the volume declines in the overall business. This decrease was primarily driven by a reduction in employee cost, as previously mentioned, as well as reductions in variable expenses and reduced catalog circulation costs. For the six months, interest expense increased about 22%, however, this year’s results include a combination of debt issuance cost, as well as the pre-payment charge previously mentioned. For annualized modeling purposes, cash interest expense is running at about $19 million a year.

We continued to benefit from federal tax credits, as the valuation allowances we took in the fourth quarter of last year reduced our taxes substantially for the full year, and we expect to pay no federal tax and little state tax for the full year.

Net income improved nearly 45% to $32.5 million for the six-month period, with diluted earnings per share of $1.72 versus the $1.18 in the prior year. EBITDA, which excluded the impairment – the impact of impairment charges was $71.8 million for the six months compared with $71.7 million in the previous year.

Slide 19 shows that on a non-GAAP basis, net income per diluted share would have been $0.82 for the quarter compared with $0.51 last year, and $1.96 for the six months of this year versus $1.26 per diluted share last year.

Moving to the cash flow statement on slide 20, for the six months, net cash provided by operating activities totaled $19.5 million, an increase of more than $27 million from the previous year. We invested nearly $6 million in capital spending and product development costs. We received a $3 million for the long-term asset I previously mentioned which offset the change in restricted cash, which is there for letter of credit purposes.

In total, we generated $13.9 million in free cash flow, an improvement of more than $27 million compared with the prior year. This improvement was largely driven by timing of certain working capital items and careful planning around capital spending and product investment decisions.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2012 CallStreet	4

School Specialty, Inc.	SCHS	Q2 2013 Earnings Call	Nov. 20, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Total funded debt ended the quarter at $302 million, a decrease of $70 million from Q1 levels. We met our financial covenants for the latest period, and our priority continues to be to pay down debt. We anticipate total funded debt to come down slightly to our typical trough at the end of our third quarter.

As we said in our press release, given the ongoing market headwinds, we estimate that fiscal 2013 revenue is likely to decline in the mid-single-digit range compared to $732 million the company reported in fiscal 2012. All though revenues behind our planned levels, we are making progress on our immediate priorities and turnaround initiatives to improve EBITDA and thus are holding to our fiscal 2013 EBITDA guidance, and expect to continue to make good progress on improving gross margin.

Finally, since we will undoubtedly get questions around the debt covenants. Let me reiterate what we have previously said in our 10-Q disclosures. The company closely evaluates its ability to remain in compliance with the financial covenants under our asset-based credit and term loan credit agreements. The recent challenges affecting the company’s performance have placed and are expected to continue to place in the near-term pressures on the company’s ability to maintain acceptable levels of liquidity and to remain incompliance with its covenant. As previously noted, our priorities include improving EBITDA and closely managing and improving working capital. The company continues to pursue a number of alternatives, including those that were previously announced as immediate priorities and long-term initiative to address these goals. Given that these alternatives are still under evaluation, we do not intend to comment further during this call.

And now, operator, we’re ready for questions.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2012 CallStreet	5

School Specialty, Inc.	SCHS	Q2 2013 Earnings Call	Nov. 20, 2012
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] We ask that you limit your questions to one follow-up, so that we can accommodate everyone on the line. Our first question comes from Dick Ryan of Dougherty. Your line is open.

<Q – Dick Ryan>: Congratulations on a good job of executing in a pretty tough environment. Dave, on the cost control side, that you did a much better job than we were modeling, can you kindly give us some sense of what we should maybe consider for the next couple of quarters?

<A – David Vander Ploeg>: Yeah, great question, Dick, and I appreciate your comments. I think it comes in two fronts. One is, we continue to do better than even our internal plans were for improving the gross margin in the Educational Resources business, and while we will now begin to lap ourselves with new catalogs that are coming out in January, we would anticipate that we will continue to see our gross margin expansion in educational resources.

On the accelerated learning side, it really comes down to the mix of business and so it could go up or it could go down a little bit in any given quarter based on just the mix of the products. On the SG&A side, we’re doing a great job of managing our labor costs and driving productivity throughout the organization most notably in our DCs and we would continue to expect to see the types of improvement from an SG&A leverage standpoint that we’ve been in the first half of the year.

<Q – Dick Ryan>: Okay. My follow-up on the term loan side, Dave, what – can you talk about what – how much you paid down and of the $9.3 million how much was prepayments and if there was a component there of prepayment fee versus interest?

<A – David Vander Ploeg>: Yes. Great question. So on the $3 million settlement, that’s something we’ve been working on obviously for four years since we divested off our visual media business. And because that long-term asset was part of the collateral within our term loan agreement, we were obligated to pay down the term loan by the amount that we collected which was the $3 million. It did come with a pre-payment make whole provision and that totaled about $1.4 million. And so that’s kind of the fact around bringing down the term loan from $70 million to now it is, at $67 million.

And then really included in the $9.3 million for the quarter would be the fees to pre-pay that.

Operator:  Thank you. Our next question comes from David Epstein from CRT Capital. Your line is open.

<Q – David Epstein>: Hi, folks. So, I am sure I could back into it know that you have given the term loan balance, but can you just give the ABL balance and how much of that might consider short term and what are the criteria for a piece of that to be classified as short-term?

<A>: Yeah, the term loan at the end of October was $55 million.

<Q – David Epstein>: Do you mean ABL?

<A>: I’m sorry, the ABL. I apologize.

<Q – David Epstein>: Sure.

<A>: And then $57 million was term loan, and $10 million of that is classified as current.

<Q – David Epstein>: What is the criteria for that, if it’s backed by some inventory or receivables that’s going to be worked down or...?

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2012 CallStreet	6

School Specialty, Inc.	SCHS	Q2 2013 Earnings Call	Nov. 20, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<A>: Yes, exactly.

<Q – David Epstein>: Okay. And any guidance on what CapEx might be for the full year?

<A>: Yeah. We still believe that CapEx will be between $15 million and $16 million. You can see we’re running a little wide of that in the first half of the year, but based on the projects that are in the queue, that’s what I would use for modeling purposes.

<Q – David Epstein>: Okay. And one more and then I’ll get back into the queue. Were there any one-time gains in the quarter?

<A>: No. There were not.

<Q – David Epstein>: Thanks very much.

Operator:  Thank you. [Operator Instructions] We have a follow up question from Dick Ryan of Dougherty. Your line is open. Pardon me, Mr. Ryan; your line is open.

<Q – Dick Ryan>: Hello?

Operator:  Yes, your line is open.

<Q – Dick Ryan>: Hello?

<A – David Vander Ploeg>: We can hear you.

<Q – Dick Ryan>: Okay. Maybe a two-part question. You mentioned Sandy briefly and the funding from New York, have you seen or heard anything on the New Jersey side? And maybe you’re lumping in with that? What do you see, I mean, how has your furniture business been tracking and what percent was that in the quarter?

<A – Michael Lavelle>: Great question, Dick. This is Mike, I will answer this in two pieces. So the first question on Hurricane Sandy, I mean obviously, our thoughts and prayers are with everyone on the East Coast that have suffered from the damages from the storm. Schools Specialty has approached the challenges in New York and to New Jersey through multiple approaches, one we’re working with some donation charitable contributions to the Red Cross, we’re also working through our state contracts, also our district level support to see how we can assist the efforts in getting the schools back up and running.

In the short-term, obviously, the impact of the storm will cause some delays in traditional normal buying given that schools are closed in a lot of places, and then ultimately we expect a pickup in revenue and some incremental revenue as schools replace a lot of their damage materials and damaged furniture and we expect that to be the case in new York as well as in New Jersey and ultimately, the rate of those replacements we expect will take place over a time, not all that in immediate basis.

When we look at our furniture business, I think Dave has mentioned this in the past, our furniture pipelines, backlogs, have been good this year, we seen they moving in the right direction but is always is the case, it’s a business that has long lead times, loan cycle times that they are subject to change when you talk about pipeline. But we have seen good movement and they are parts of our business that we continue to focus our efforts in growing.

Operator:  Our next question comes from Gregory Macosko of Lord Abbett. Your line is open.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2012 CallStreet	7

School Specialty, Inc.	SCHS	Q2 2013 Earnings Call	Nov. 20, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Gregory Macosko>: Yes. Thank you. I may ask few questions and maybe little bit standard or fundamental, but could you speak just a little bit about where we stand with regard to the school budgets, is there anything with regard to municipal bond funding or other issues that may be affecting – the weakness that you saw little bit more than you had expected?

<A – Michael Lavelle>: That’s good question. I would answer that question this way, I mean obviously when we look at funding, we look at the education market; multiple sources of funding impact the overall funding picture. So federal funding, state funding and local funding and ultimately activities at all of those levels impact how schools operate them by.

From our evaluation of all of the metrics that are out there and all of the market data as well as what we experience in the market, we envision that the market will remain over the short-term challenge, maybe not as challenged as what we’ve seen them this past year, but we remain challenged.

On the flipside, we are encouraged by some of the recent movement that we’ve seen over the past couple of months and with the recent election around parts of the country seeing recovery in local property tax receipts, the continued movement of improvement at state levels with state tax receipts, at an obviously selected states that we talked about that have approved new funding sources for education we believe are all actions moving in the right direction, albeit they are isolated in different places and at different levels.

Operator:  Thank you. Our next question come with Peter Ellingboe of Q Investments. Your line is open.

<Q – Peter Ellingboe>: Hi Dave. Hi Mike. Congratulations on the good quarter. I just have a question on accelerated side. I know that there is a covenant that relates to just the term loan balance versus accelerated learning EBITDA. Is there – how should we be thinking about what accelerated learning EBITDA looks like after sort of being down so much on the top line?

<A – David Vander Ploeg>: Yeah, we do have that – we do have that covenant and obviously by paying down $3 million of the term loan that improved our position on that. And we will just continue to manage that side of the business like we really have been in the entire portfolio to work at staying in compliance on it.

Operator:  Thank you. Our next question comes from Owen Douglas of Gleacher & Company. Your line is open.

<Q – Owen Douglas>: Hi. Just a quick question. This is talking about your balance sheet for a second. I noticed at the end of the quarter, if I would just look at the year-over-year, there were bit more in inventories than I imagined that you would have, does this indicate that you think that some of the revenue is going to be a little higher in Q3? I know you said you think year-over-year is going to be lower. So I’m just trying to make sense of this why you have more inventory ending this period than you did last year.

<A – David Vander Ploeg>: Yeah, great question. There are really two factors that tie into it. One is as we talked about, we had softer sales in the first half of the year than we had anticipated and much of that inventory comes into our warehouses in the February, March, April timeframe. And so we didn’t get quite the inventory turns that we were hoping for because of the softness that we experienced. That’s probably part of the answer. The other part then is, we do have a pretty strong backlog in furniture, and we have partially assembled parts that tie to our furniture sales that are on our balance sheet and those will be converted in the finished goods and sold in the back half of the year. So those are the two primary drivers of why inventory is up slightly.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2012 CallStreet	8

School Specialty, Inc.	SCHS	Q2 2013 Earnings Call	Nov. 20, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Owen Douglas>: Okay. So I should I expect to see that getting monetized pretty quickly then?

<A – David Vander Ploeg>: That’s correct, in the second half of the year.

<Q – Owen Douglas>: Okay. And also just looking at the payables though, the payables that’s quite a bit year-over-year, so was I just wondering to what extent are your guys taking working capital as a means to try to help by your liquidity position, and just wondering whether or not you’re noticing any pushback on the part of some of your suppliers?

<A – David Vander Ploeg>: Yeah, great question. We have said for the last several years that working capital is always the key focus of ours. It continued to be in the current quarter. We are regularly in communication with our vendors. They have been very supportive and we’ll just continue to make that a priority.

Operator:  Thank you. I’m showing no further questions in the queue at this time. I’ll hand the call back to Ms. Elizabeth Higashi for closing remarks.

Elizabeth M. Higashi, Head-Media & Investor Relations

Thank you so much. We appreciate your participation in the call today, and of course, we’ll follow up with any other questions that you might have later today. And a have a great Thanksgiving. Bye, bye.

Operator:  Thank you, ladies and gentlemen. This concludes the conference for today. You may now disconnect. And have a wonderful day.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2012. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2012 CallStreet	9